UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 476-2000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2010, Christopher Mengler, R.Ph. resigned as President of the Company’s Global Pharmaceuticals division. In connection with his resignation, Mr. Mengler and the Company entered into a Separation Agreement and General Release under which the Company agreed to provide Mr. Mengler with termination benefits consisting of $650,000 in cash; group life, disability and medical insurance benefits for 12 months; acceleration of the vesting of his unvested stock options and shares of restricted stock scheduled to vest within the next 12 months; and a five-month extension of the period within which he may exercise his vested stock options. Mr. Mengler will remain subject to the confidentiality provisions and the non-competition, non-solicitation and non-disparagement covenants of his employment agreement dated January 1, 2010.

The foregoing summary of the separation agreement is not intended to be complete and is qualified in its entirety by reference to the Separation Agreement and General Release, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01    Other Events.

On September 30, 2010, the Company and Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association) entered into the Sixth Amendment to Amended and Restated Loan and Security Agreement, dated as of December 15, 2005, as amended, which extended the termination date of the agreement from September 30, 2010 to January 31, 2011.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated October 19, 2010, by and between Christopher Mengler, R.Ph. and Impax Laboratories, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2010	IMPAX LABORATORIES, INC.

	By:	/s/ Arthur A. Koch, Jr.

	Name:	Arthur A. Koch, Jr.
	Title:	Senior Vice President, Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated October 19, 2010, by and between Christopher Mengler, R.Ph. and Impax Laboratories, Inc.

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